PLAN OF MERGER

This PLAN OF MERGER (the "Plan of Merger"), is made as of the 20th day of March, 2000, by and between Q COMM INTERNATIONAL, INC., a Utah corporation ("QCI"), and AZORE ACQUISITION CORPORATION , a Nevada corporation ("Azore"). QCI is hereinafter sometimes referred to as the "Surviving Corporation," and together with Azore are referred to as the "Constituent Corporations.

The authorized capital stock of Azore consists of 50,000,000 shares of common stock, par value $0.001 ("Azore Common Stock") of which 500,000 shares are issued and outstanding and held of record by QCI, and 10,000,000 shares of preferred stock, par value $0.001, of which no shares are issued and outstanding.

The directors of the Constituent Corporations deem it advisable and to the advantage of said corporations that Azore merge into QCI upon the terms and conditions provided herein.

NOW, THEREFORE, the parties hereby adopt the plan of reorganization encompassed by this Plan of Merger and hereby agree that Azore shall merge into QCI on the following terms, conditions and other provisions:

1. Terms and Conditions.

1.1 Merger. Azore shall be merged with and into QCI, which shall be the surviving corporation effective on the date when this Plan of Merger is filed as part of the required Articles of Merger with the Division of Corporations and Commercial Code of the state of Utah and the Nevada Secretary of State (the "Effective Date").

1.2 Succession. On the Effective Date, QCI shall succeed to all of the rights, privileges, powers, immunities and franchises and all the property, real, personal and mixed of Azore, without the necessity for any separate transfer. QCI shall thereafter be responsible and liable for all liabilities and obligations of Azore, and neither the rights of creditors nor any liens on the property of the Merger Companies shall be impaired by the merger.

1.3 Common Stock of Azore. Upon the Effective Date, by virtue of the merger and without any further action on the part of the Constituent Corporations or their stockholders, each share of Azore Common Stock issued and outstanding immediately prior to the Effective Date shall be cancelled and shall no longer represent any interest in any corporation.

2. Charter Documents, Directors and Officers

2.1 Articles of Incorporation and By-Laws. The Articles of Incorporation and Bylaws of QCI as in effect immediately prior to the Effective Date shall remain the Articles of Incorporation and Bylaws of QCI after the Effective Date without change or modigfication.

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2.2 Directors and Officers. On the Effective Date, the Board of Directors of QCI will consist of the members of the Board of Directors of QCI immediately prior to the Merger. The individuals serving as executive officers of QCI immediately prior to the Merger will serve as executive officers of QCI upon the effectiveness of the Merger.

3. Miscellaneous

3.1 Further Assurances. From time to time, and when required by QCI or by its successors and assigns, there shall be executed and delivered on behalf of the Azore such deeds and other instruments, and there shall be taken or caused to be taken by them such further and other action, as shall be appropriate and necessary in order to vest or perfect, or to conform of record or otherwise, in QCI the title to and possession of all the property, intents, assets, rights, privilege

3.2 Approval. This Plan of Merger has been duly adopted and approved by each of the Boards of Directors of the Constituent Corporations and no approval of the stockholders of either of the Constituent Corporations is required since QCI holds all of the issued and outstanding capital stock of Azore

3.3 Governing Law. This Plan of Merger shall be governed by and construed in accordance with the laws of the state of Utah.

IN WITNESS WHEREOF, this agreement has been signed as of the date first-above written for and on behalf of the corporate parties hereto by the undersigned thereunto duly authorized.

Q COMM INTERNATIONAL, INC.

By________________________________________

Paul Hickey, Chief Executive Officer

AZORE ACQUISITION CORPORATION

By________________________________________

Mark E. Lehman, President

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